Exhibit 10.1
THIRD AMENDED AND RESTATED SENIOR
LOAN AGREEMENT — CERBERUS
     Third Amended and Restated Senior Loan Agreement, dated as of August 16, 2006 (the “Agreement”), among Value City Department Stores LLC, an Ohio limited liability company (the “Borrower”) and Cerberus Partners, L.P., a Delaware limited partnership as lender, (the “Lender”).
RECITALS
     WHEREAS, the Borrower and certain of its subsidiaries and affiliates, the Lender, Schottenstein Stores Corporation, a Delaware Corporation (the “Other Lender”) and Cerberus Partners, L.P. as agent, are parties to the Second Amended and Restated Senior Loan Agreement, dated as of July 5, 2005 (as amended prior to the date hereof, the “Original Agreement”);
     WHEREAS, the Borrower has repaid $49,500,000 of the principal amount outstanding under the Original Credit Agreement, together with all interest accrued but unpaid thereon and premium in respect thereof in accordance with the Prepayment, Covenant Termination and Release Agreement, dated August 16, 2006, among the Borrower, the Agent and the other parties referred to therein (the “Prepayment Agreement”);
     WHEREAS, the Lender has accepted such repayment from the Borrower, released the guarantors from their obligations under the Original Agreement and the certain of the Loan Documents (as defined in the Original Agreement) and released all collateral securing the obligations of the Borrower and the guarantors under the Original Agreement and the other Loan Documents all as referred to (and except as set forth) in the Prepayment Agreement;
     WHEREAS, Cerberus Partners, L.P., wishes to resign as administrative agent under the Original Agreement and the parties have determined to eliminate the role of administrative agent and not to appoint a successor agent;
     WHEREAS, the Borrower and the Lender desire to amend and restate the Original Agreement in its entirety into two bi-lateral agreements, effective upon the Effective Date (as hereinafter defined) in order to set forth the terms upon which the remaining $500,000 outstanding to the Lender and the Other Lender under the Original Agreement shall remain outstanding and be secured;
     WHEREAS, this agreement constitutes one of such bi-lateral agreements; and
     WHEREAS, on the date hereof, the Borrower and the Other Lender have executed and delivered the other bi-lateral agreement.
     NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby amend and restate the Original

Agreement in its entirety (together with the other bi-lateral agreement referenced above) and agree as follows:
ARTICLE I
DEFINITIONS; CERTAIN TERMS
     Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:
“Final Maturity Date” the earlier of (i) June 10, 2009 or (ii) the date that the Convertible Warrants (as such term is defined in the Original Agreement) held by the Lender, are exercised.
“Loan” the $250,000 loan described in Section 2.01(a).
ARTICLE II
THE LOANS
     Section 2.01 The Loans. (a) The Lender has made a Loan (as defined in the Original Agreement) to the Borrower under the Original Agreement, of which $250,000 of the original principal amount remains outstanding on the date hereof.
          (b) Any principal amount of a Loan which is prepaid or repaid may not be reborrowed.
     Section 2.02 Repayment of Loan.
          (a) The Borrower shall repay the principal amount of the Loan on the Final Maturity Date together with any interest accrued thereon but unpaid.
     Section 2.03 Interest. (a) Rate. Pursuant to the Original Agreement, the Loan has borne interest on the principal amount thereof from time to time outstanding, from June 11, 2002, and, pursuant to this Agreement, shall continue to bear interest on the principal amount thereof from time to time outstanding, until such principal amount becomes due, at an interest rate per annum equal to 10%.
          (b) Interest Payment. Interest on the Loan shall be payable, in cash, quarterly in arrears, on the last day of January, April, July and October in each year and on the Final Maturity Date (whether upon demand, by acceleration or otherwise). Interest accrued pursuant to paragraph (c) below shall be payable on demand.
          (c) Default. At any time that an Event of Default has occurred and is continuing, interest on the Loan shall accrue at the rate set forth in paragraph (a) above, plus 2%.
          (d) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day,

elapsed.
     Section 2.04 Optional Prepayment. The Borrower shall not have any right to prepay the Loan before the Final Maturity Date.
     Section 2.05 Payments. All payments made hereunder shall be made to the Lender, as directed thereby.
ARTICLE III
EVENTS OF DEFAULT
     Section 3.01 Events of Default. If any of the following events, (each an “Event of Default”) shall occur:
          (a) The failure by Borrower to pay when due any principal of or interest on, or other amount due with respect to the Loan;
          (b) the failure by the Borrower to generally pay its debts as they mature; adjudication of bankruptcy or insolvency relative to the Borrower, the entry of an order for relief or similar order with respect to the Borrower in any proceeding pursuant to the Bankruptcy Code or any other Federal bankruptcy law; the filing of any complaint, application, or petition by the Borrower initiating any matter in which it is or may be granted any relief from its debts pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against the Borrower initiating any matter in which it is or may be granted any relief from its debts pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by the Borrower by appropriate proceedings or, if so contested, is not dismissed within 60 days of when filed;
          (c) any act by, against, or relating to the Borrower, or its properties or assets, which act constitutes the determination, by such person, to initiate a program of substantial or total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any material part of the Borrower’s property; the granting of any trust mortgage or execution of an assignment for the benefit of the creditors of the Borrower, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for such person; the offering by or entering into by the Borrower of any composition, extension, or any other arrangement seeking relief generally from or extension of the debts of such person; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including the Borrower which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of the Borrower of the liquidation or winding up of all or any part of it’s business or operations except that any of the foregoing actions shall not be deemed an Event of Default hereunder as long as such action is timely contested in good faith by the Borrower by appropriate proceedings and is dismissed within 60 days of the institution of the foregoing; or
          (d) (i) the failure by the Borrower to maintain a cash deposit with National City Bank, to be held in a separate interest bearing account as collateral for the Loan in an amount at least equal to the outstanding principal of the Loan, or (ii) the Lender fails to have a first priority lien on such account and the funds held therein.
     then, and in any such event, the Lender may (i) declare all or any portion of its Loan then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of the Loan and all accrued and unpaid interest thereon shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, and (ii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the deposit account control agreement contemplated by clause (d)(i) above; provided, however, that upon the occurrence and during the continuance of any Event of Default described in subsection (b) of this Section 3.01, without any notice to the Borrower or any act by the Lender, the Loan, together with all accrued and unpaid interest thereon and all other amounts due hereunder shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by the Borrower.
ARTICLE IV
MISCELLANEOUS
     Section 4.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed (by certified mail, postage, prepaid and return receipt requested), telecopied or delivered, if to the Borrower, at the following address:
Value City Department Stores LLC
3241 Westerville Road
Columbus, OH 43224
Attention: General Counsel
Telephone: (614) 478-3424
Telecopier: (614) 473-4682
     or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.
     Section 4.02 Amendment. This Agreement may be amended with the written agreement of each party hereto.
     Section 4.03 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
     Section 4.04 Indemnity. In addition to the Borrower’s obligations under this Agreement, it agrees to defend, protect, indemnify and hold harmless the Lender and all of its respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, reasonable fees, costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, or of any other document executed in connection with the transactions contemplated by this Agreement; (ii) the Lender’s furnishing of funds to the Borrower under this Agreement, including, without limitation, the management of the Loan; (iii) any matter relating to the financing transactions contemplated by this Agreement or by any document executed in connection with the transactions contemplated by this Agreement; or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Borrower shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.
     SECTION 4.05 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
     SECTION 4.06 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS.
     Section 4.07 WAIVER OF JURY TRIAL, EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:
VALUE CITY DEPARTMENT STORES LLC, an Ohio limited liability company
By:	/s/ James A. McGrady
	Name:	James A. McGrady
	Title:	Vice President

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LENDER:
CERBERUS PARTNERS, L.P. a Delaware limited partnership
By:	CERBERUS ASSOCIATES, L.L.C.
By:	/s/ Lenard Tessler
	Name:	Lenard Tessler
Title:

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